EX-FILING FEES

Calculation of Filing Fee Tables

SC TO-I
(Form Type)

MONROE CAPITAL INCOME PLUS CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Transaction Valuation

	Transaction Valuation(1)	Fee Rate(2)	Amount of Filing Fee
Fees to Be Paid	$47,184,994	0.0001102	$5,199.79
Fees Previously Paid	-	-	-
Total Transaction Valuation	$47,184,994	-	-
Total Fees Due for Filing			$5,199.79
Total Fees Previously Paid			-
Total Fee Offsets			$3,995.94(3)
Net Fee Due			$1,203.85

(1)	Calculated solely for purposes of determining the amount of the filing fee. This amount is based upon the offer to purchase up 4,616,927 shares of common stock, par value $0.001 per share, of Monroe Capital Income Plus Corporation at a price equal to $10.22 per share, which represents the Company’s net asset value as of June 30, 2023.

(2)	The amount of the filing fee, calculated in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, as modified by Fee Rate Advisory No. 1 for fiscal year 2023, equals 0.011020% of the value of the transaction.

(3)	The Company paid a filing fee of $4,730.86 in connection with the Company’s Schedule TO-I filed on May 31, 2023, as amended on June 30, 2023 (File No. 005-90791), of which $3,995.94 remained unutilized and was used to partially offset the filing fee of $5,199.79 in relation to this filing.

Table 2 - Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims	Monroe Capital Income Plus Corporation	SC TO-I	005-90791	May 18, 2022		$992.35
	Monroe Capital Income Plus Corporation	SC TO-I	005-90791	November 16, 2022		$662.57
	Monroe Capital Income Plus Corporation	SC TO-I	005-90791	March 2, 2023		$745.75
	Monroe Capital Income Plus Corporation	SC TO-I	005-90791	May 31, 2023		$1,595.25
Fee Offset Sources	Monroe Capital Income Plus Corporation	SC TO-I	005-90791		May 18, 2022		$992.35
	Monroe Capital Income Plus Corporation	SC TO-I	005-90791		November 16, 2022		$662.57
	Monroe Capital Income Plus Corporation	SC TO-I	005-90791		March 2, 2023		$745.75
	Monroe Capital Income Plus Corporation	SC TO-I	005-90791		May 31, 2023		$1,595.25